Exhibit 99.1
Wyndham Worldwide Reports Third Quarter Results
Growth Strong Across Businesses
PARSIPPANY, N.J. (November 1, 2006) — Wyndham Worldwide Corporation (NYSE:WYN), one of the world’s premier hospitality companies, today announced results for the three- and nine- months ended September 30, 2006.
THIRD QUARTER 2006 HIGHLIGHTS INCLUDE:
•	Revenue increase of 10% compared to the third quarter of 2005, with strong top-line growth across the Company’s three businesses: Lodging, Vacation Exchange and Rental, and Vacation Ownership

•	Strong performance across the lodging brands helped to push RevPAR up 11% and drove franchise fee revenue growth 14% when compared to the third quarter of 2005

•	Growth in the number of exchange members, vacation rental transactions and average price per rental, helped to fuel a 10% increase in Vacation Exchange and Rental revenue compared to the third quarter of 2005

•	Continued growth of the Vacation Ownership business, with gross vacation ownership interest (“VOI”) sales increases of more than 20% compared to the third quarter of 2005 driven by increases in tour flow and volume per guest
“I am pleased to report strong results in our initial quarter as an independent, publicly traded company,” said Stephen P. Holmes, Wyndham Worldwide chairman and chief executive officer. “We achieved double-digit revenue growth across all of our businesses driven by increases in key operating metrics as consumers and business partners recognized the value of our premier portfolio of brands in a strong travel and leisure environment.”
2006 Third Quarter Results
Revenues for the third quarter of 2006 were $1,047 million, up 10% over the same period in 2005, reflecting strong growth across the businesses. Adjusted net income for the third quarter of 2006 was $120 million or $0.59 diluted earnings per share excluding:
•	$68 million ($43 million after-tax) of primarily non-cash separation and related costs associated with Wyndham Worldwide’s spin-off from Cendant Corporation (now Avis Budget Group)
•	A $15 million tax benefit related to refinements of the Company’s 2005 state effective tax rates
Including these adjustments, net income for the third quarter of 2006 was $92 million, or $0.45 diluted earnings per share compared to $121 million, or $0.60 per share on a diluted basis (based on a pro forma share count) for the third quarter of 2005.
The third quarter 2006 results include only two months of incremental stand-alone corporate costs as a result of the spin-off occurring on July 31, 2006. The Company estimates that incremental stand-alone, corporate costs would have been approximately $3 million (after-tax) for the month of July. It should be noted that 2005 results did not include incremental stand-alone corporate costs nor interest expense associated with corporate debt, as Wyndham Worldwide was not a separate stand-alone company.
Third Quarter Results of Operating Segments
“During an intense period of activity related to our creation as a separate public company, our businesses delivered strong growth and we continued to position ourselves to capitalize on future growth opportunities,” said Holmes. “In Lodging, we have significantly increased our international presence and we have successfully broadened our market position, moving firmly into the attractive upscale and upper upscale segments. We continue to enhance and expand our RCI and vacation rental networks with new markets and products. Finally, we launched an extensive re-branding of our vacation ownership properties to fit under the Wyndham umbrella, which we believe will drive both tour flow and sales efficiencies.”
Lodging
Lodging revenues were $189 million for the third quarter of 2006, a 28% increase compared to $148 million for the third quarter of 2005. The 2006 third quarter results include the acquisitions of Wyndham Hotels and Resorts and Baymont Inn & Suites, which together contributed combined revenues of $34 million.
Lodging Adjusted EBITDA for the third quarter of 2006 increased 5% to $68 million (excluding separation and related costs of $1 million) compared to $65 million in the third quarter of 2005. Lodging Adjusted EBITDA for the third quarter of 2006 includes incremental marketing expense of approximately $5 million primarily associated with increasing Wyndham brand recognition. In addition, Lodging revenue and expense for the third quarter of 2006 includes approximately $17 million of revenues and related reimbursable expenses from management contracts.
RevPAR for the third quarter of 2006 was $40.82, an 11% increase from the third quarter of 2005 and the highest quarterly level in the Company’s history. This increase was driven by the benefit of management initiatives to enhance the performance of the lodging portfolio that were implemented in prior periods, the overall strength in the hotel industry as well as the inclusion of the Wyndham and Baymont businesses. Excluding the Wyndham and Baymont acquisitions, RevPAR for the third quarter of 2006 was $39.36, an increase of 7% from the third quarter of 2005. Weighted average rooms were flat, sequentially, for the third quarter of 2006 when compared to second quarter of 2006.
The Company’s hotel development pipeline as of September 30, 2006, included approximately 800 hotels and approximately 86,000 rooms, of which approximately 25% are international.
Vacation Exchange and Rental
Vacation Exchange and Rental revenues increased 10% to $310 million in the third quarter of 2006 from $283 million in the third quarter of 2005, reflecting increases in volume, pricing and members.
Vacation Exchange revenues grew 10% compared to the third quarter of 2005, reflecting increases in volume and the average annual dues and exchange revenue per member, as well as 4% growth in the average number of members. RCI continues to be the world’s largest vacation exchange network, approaching 3.4 million members.
Net revenues from rental transactions increased 11% compared to the third quarter of 2005 primarily due to a 6% increase in the average price per rental and a 3% increase in rental transaction volume. Arrivals were strong at the Company’s Landal GreenParks and Canvas Holiday camping vacation sites and bookings increased at its Novasol and Holiday Cottages properties. Revenues also benefited from $7 million of favorable foreign currency translation.
Vacation Exchange and Rental Adjusted EBITDA grew to $98 million (excluding separation and related costs of $1 million) for the third quarter of 2006, a 4% increase compared to the third quarter of 2005, including continued investment in the Company’s international consulting operations and a shift in mix to lower-margin transactions.

Vacation Ownership
Gross VOI sales were $482 million for the third quarter of 2006, up more than 20% compared to the third quarter of 2005, driven by a 15% growth in tour flow and a 6% increase in volume per guest. Consumer finance revenues increased 26% for the third quarter of 2006 compared to the third quarter of 2005, reflecting the continued growth in the Company’s contract receivables portfolio, consistent with the VOI revenue growth. The strong tour flow growth was the result of the ongoing development of in-house sales programs and enhancements to local marketing efforts.
Vacation Ownership third quarter 2006 revenues were $551 million and Adjusted EBITDA was $89 million (excluding separation and related costs of $1 million). These results reflect the adoption of SFAS No. 152, “Accounting for Real Estate Time-Sharing Transactions,” which reduced revenue and Adjusted EBITDA by $72 million and $5 million, respectively. Excluding the effect of SFAS No. 152, revenues and Adjusted EBITDA for the third quarter of 2006 were both up approximately 20% compared to the third quarter of 2005. The third quarter 2006 Adjusted EBITDA to third quarter 2005 Adjusted EBITDA comparison for Vacation Ownership is helped somewhat by the inclusion in 2005 of $14 million of expenses associated with the Gulf Coast hurricanes, the impact of which continues to affect 2006 Adjusted EBITDA.
Balance Sheet
The Company provided the following balance sheet data as of September 30, 2006:
•	Cash and cash equivalents of approximately $160 million compared to $99 million at December 31, 2005
•	Vacation ownership contract receivables, net, of $2.3 billion compared to $2.1 billion at December 31, 2005
•	Inventory of approximately $880 million compared to $636 million at December 31, 2005
•	Securitized vacation ownership debt of $1.3 billion and other debt of $1.2 billion as of September 30, 2006
A debt table is included in the financial tables section of this press release.
Share Repurchase
On August 24, 2006, Wyndham Worldwide announced its intention to commence a stock repurchase program of up to $400 million. Through September 30, 2006, the Company had repurchased 4.6 million shares at an average price of $28.43. During October 2006, the Company repurchased an additional 5.0 million shares.
“We believe a stock repurchase program is an effective means to both enhance shareholder value and demonstrate our confidence in the long-term value of Wyndham Worldwide. We think our shares offer a compelling return on investment opportunity and will continue to purchase as appropriate within the parameters of the program,” said Holmes.
Outlook
Wyndham Worldwide expects 2006 revenues of $3,670 — $3,770 million and Adjusted EBITDA of $750 —$765 million:
•	Including the previously reported second quarter accrual for foreign taxes at the Company’s European Vacation rental operations of $21 million
•	Including pro forma incremental stand-alone corporate costs for the full year
•	Excluding separation and related costs, which are estimated to be approximately $90 — $100 million for the year

For the fourth quarter 2006, the Company expects:
•	Depreciation and amortization of $38 — $40 million
•	Net interest expense of approximately $17 — $19 million
•	Effective tax rate of approximately 38%
•	Net income of approximately $77 — $87 million
•	Earnings per share of $0.39 — $0.44 assuming 198 million fully diluted shares
Preliminary guidance for the full-year 2007 is:
•	Revenue of $4,110 — $4,260 million
•	Adjusted EBITDA, excluding separation and related costs, of $820 — $855 million
Further detail on guidance for 2007 will be provided at the Company’s Investor Day, scheduled for December 12, 2006.
“We are strongly positioned to leverage our extraordinary footprint in Lodging, Vacation Exchange and Rental, and Vacation Ownership to the benefit of customers and shareholders,” said Holmes. “I am excited by our opportunities as we continue to build the Wyndham brand, pursue international opportunities, and develop new offerings to meet the evolving needs of travelers worldwide.”
Wyndham Worldwide Corporation will provide a webcast of its conference call to discuss the Company’s third-quarter financial results, Thursday, Nov. 2 at 10 a.m. EST. Listeners may access the webcast live through the Company’s Web site at www.wyndhamworldwide.com/investors/ or at Thomson Financial’s institutional investor site at www.streetevents.com. An archive of this webcast will be available at these Web sites for approximately 90 days beginning at noon EST on Nov. 2. The conference call also may be accessed by dialing (312) 470-7177 and providing the pass code “Wyndham.” Listeners are urged to call at least 5-10 minutes prior to the scheduled start time. A telephone replay will be available at (203) 369-3916 beginning at noon EST on Nov. 2 until 5 p.m. EST on Nov. 9.
As one of the world’s largest hospitality companies, Wyndham Worldwide offers individual consumers and business-to-business customers a broad suite of hospitality products and services across various accommodation alternatives and price ranges through its premier portfolio of world-renowned brands. Wyndham Hotel Group encompasses more than 6,400 franchised hotels and approximately 534,000 hotel rooms worldwide. RCI Global Vacation Network offers its nearly 3.4 million members access to approximately 63,000 vacation properties located in more than 100 countries. Wyndham Vacation Ownership develops, markets and sells vacation ownership interests and provides consumer financing to owners through its network of more than 140 vacation ownership resorts serving more than 750,000 owners throughout North America, the Caribbean and the South Pacific. Wyndham Worldwide, headquartered in Parsippany, N.J., employs approximately 28,800 employees globally.
For more information about Wyndham Worldwide, please visit the company’s web site at www.wyndhamworldwide.com.
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Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, conveying management’s expectations as to the future based on plans, estimates and projections at the time the Company makes the statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The forward-looking statements contained in this press release include statements related to trends for the Company’s revenues, earnings, margins and related financial and operating measures, the number of hotels and resorts the Company intends to add in future periods, debt levels, share repurchases and rebranding initiatives.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Factors that could cause actual results to differ materially from those in the forward looking statements include general economic conditions, the economic environment for the hospitality industry, the impact of war and terrorist activity, operating risks associated with the hotel, vacation exchange and rental and vacation ownership businesses, the timing and amount of share repurchases, as well as those specified in the Company’s Quarterly Report on Form 10-Q, filed August 18, 2006, including under headings “Risk Factors,” “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Except for the Company’s ongoing obligations to disclose material information under the federal securities laws, it undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.
Investor contact:
Margo C. Happer
Senior Vice President, Investor Relations
Wyndham Worldwide Corporation
1 Campus Drive
Parsippany, NJ 07054
(973) 496-2705
margo.happer@wyndhamworldwide.com
Press contact:
Rich Roberts
Vice President, Communications
Wyndham Hotel Group
1 Sylvan Way
Parsippany, NJ 07054
(973) 753-6590

Table 1
Wyndham Worldwide Corporation
OPERATING RESULTS OF REPORTABLE SEGMENTS
(In millions)
In addition to other measures, management evaluates the operating results of each of its reportable segments based upon revenue and “EBITDA,” which is defined as net income before depreciation and amortization, interest expense (excluding interest on securitized vacation ownership debt) and income taxes, each of which is presented on the Company’s Consolidated Condensed Statements of Income. The Company’s presentation of EBITDA may not be comparable to similarly-titled measures used by other companies. It is not practical to provide a reconciliation of forecasted Adjusted EBITDA for each of the full years 2006 and 2007 to the most directly comparable GAAP measure, net income, as applicable, because certain items cannot be reasonably estimated or predicted at this time. Any of those items could be significant to our financial results.
The following tables summarize revenues and EBITDA for reportable segments, as well as reconcile EBITDA to net income for the three month and nine month periods ended September 30, 2006 and 2005:

	Three Months Ended September 30,
	2006		2005
	Revenues	EBITDA (a)	Revenues	EBITDA
Lodging	$189	$67	$148	$65
Vacation Exchange and Rental	310	97	283	94
Vacation Ownership	551	88	520	79

Total Reportable Segments	1,050	252	951	238
Corporate and Other (*)	(3)	(76)	(3)	(5)

Total Company	$1,047	$176	$948	$233

Reconciliation of EBITDA to Net Income

EBITDA		$176		$233
Depreciation and amortization		37		33
Interest expense (income), net		12		(1)

Income before income taxes		127		201
Provision for income taxes		35		80

Net income		$92		$121

	Nine Months Ended September 30,
	2006		2005
	Revenues	EBITDA(b)	Revenues	EBITDA
Lodging	$509	$162	$389	$152
Vacation Exchange and Rental	853	206	833	238
Vacation Ownership	1,514	236	1,392	194

Total Reportable Segments	2,876	604	2,614	584
Corporate and Other (*)	(4)	(81)	(4)	(11)

Total Company	$2,872	$523	$2,610	$573

Reconciliation of EBITDA to Net Income

EBITDA		$523		$573
Depreciation and amortization		107		97
Interest expense, net		20		2

Income before income taxes		396		474
Provision for income taxes		137		134

Income before cumulative effect of accounting		259		340
Cumulative effect of accounting change, net of tax		(65)		—

Net income		$194		$340

(*)	Includes the elimination of transactions between segments; excludes incremental stand alone company costs for 2005 and through July 31, 2006.

(a)	Includes separation and related costs of $1 million, $1 million, $1 million and $65 million for Lodging, Vacation Exchange and Rental, Vacation Ownership and Corporate and Other, respectively.

(b)	Includes separation and related costs of $1 million, $3 million, $3 million and $69 million for Lodging, Vacation Exchange and Rental, Vacation Ownership and Corporate and Other, respectively.

Table 2
Wyndham Worldwide Corporation
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenues
Vacation ownership interest sales	$396	$395	1,081	$1,021
Service fees and membership	392	335	1,088	983
Franchise fees	146	128	389	328
Consumer financing	77	61	211	170
Other	36	29	103	108

Net revenues	1,047	948	2,872	2,610

Expenses
Operating	382	304	1,083	881
Cost of vacation ownership interests	92	97	239	251
Marketing and reservation	198	167	566	486
General and administrative	131	103	385	323
Provision for loan losses	—	44	—	96
Separation and related costs (a)	68	—	76	—
Depreciation and amortization	37	33	107	97

Total expenses	908	748	2,456	2,134

Operating income	139	200	416	476
Interest expense (income), net	12	(1)	20	2

Income before income taxes	127	201	396	474
Provision for income taxes	35	80	137	134

Income before cumulative effect of accounting change	92	121	259	340
Cumulative effect of accounting change, net of tax (b)	—	—	(65)	—

Net income	$92	$121	$194	$340

Earnings per share
Basic
Income before cumulative effect of accounting change	$0.46	$0.60	$1.29	$1.70
Cumulative effect of accounting change	—	—	(0.32)	—

Net income	$0.46	$0.60	$0.97	$1.70

Diluted
Income before cumulative effect of accounting change	$0.45	$0.60	$1.29	$1.70
Cumulative effect of accounting change	—	—	(0.32)	—

Net income	$0.45	$0.60	$0.97	$1.70

Weighted average shares outstanding
Basic	200	200	200	200
Diluted	203	200	201	200

(a)	Represents costs that the Company incurred in connection with the execution of its separation from its former parent, Cendant (now Avis Budget Group, Inc.). Such amounts, net of tax, were $43 million and $47 million during the three and nine months ended September 30, 2006, respectively.

(b)	Represents non-cash charges to reflect the cumulative effect of adopting Statement of Financial Accounting Standards No. 152, ‘‘Accounting for Real Estate Time-Sharing Transactions,’’ on January 1, 2006.

Table 3

Wyndham Worldwide Corporation
OPERATING STATISTICS

	Year	Q1	Q2		Q3	Q4	Full Year
Lodging(1)
Weighted Average Rooms Available	2006	520,600	531,000		529,200	N/A	N/A
	2005	517,400	512,000		511,500	535,100	519,000
	2004	512,000	510,700		507,300	503,000	508,200
	2003	532,900	525,600		522,400	518,200	524,700

Number of Properties	2006	6,300	6,440		6,420	N/A	N/A
	2005	6,400	6,380		6,350	6,350	N/A
	2004	6,380	6,390		6,350	6,400	N/A
	2003	6,500	6,480		6,430	6,400	N/A

RevPAR	2006	$30.45	$36.97		$40.82	N/A	N/A
	2005	$25.53	$31.91		$36.86	$29.72	$31.00
	2004	$22.50	$29.08		$34.04	$24.53	$27.55
	2003	$22.05	$27.50		$31.38	$22.71	$25.92
Vacation Exchange and Rental
Average Number of Members (in 000s)	2006	3,292	3,327		3,374	N/A	N/A
	2005	3,148	3,185		3,233	3,271	3,209
	2004	2,995	3,031		3,074	3,116	3,054
	2003	2,929	2,925		2,954	2,982	2,948

Annual Dues and Exchange Revenue Per Member	2006	$152.10	$130.37		$132.31	N/A	N/A
	2005	$159.12	$134.98		$125.64	$124.05	$135.76
	2004	$159.55	$132.51		$123.55	$124.43	$134.82
	2003	$145.99	$129.37		$128.99	$120.37	$131.13

Vacation Rental Transactions (in 000s)	2006	385	310		356	N/A	N/A
	2005	367	311	(2)	344	278	1,300
	2004	309	246		295	253	1,104
	2003	290	192		206	194	882

Average Price Per Vacation Rental(3)	2006	$677.48	$692.63		$742.36	N/A	N/A
	2005	$745.17	$677.51	(4)	$699.05	$620.16	$690.04
	2004	$725.92	$669.32		$643.70	$680.43	$680.87
	2003	$637.21	$595.18		$523.36	$627.02	$599.26
Vacation Ownership
Gross Vacation Ownership Interest Sales (in 000s)	2006	$357,000	$434,000	(5)	$482,000	N/A	N/A
	2005	$281,000	$354,000	(5)	$401,000	$360,000	$1,396,000
	2004	$274,000	$315,000		$361,000	$304,000	$1,254,000
	2003	$224,000	$302,000		$330,000	$290,000	$1,146,000

Tours	2006	208,000	273,000		312,000	N/A	N/A
	2005	195,000	250,000		272,000	217,000	934,000
	2004	181,000	227,000		246,000	205,000	859,000
	2003	196,000	253,000		275,000	200,000	925,000

Volume per Guest (VPG)	2006	$1,475	$1,426		$1,434	N/A	N/A
	2005	$1,349	$1,284		$1,349	$1,507	$1,368
	2004	$1,303	$1,253		$1,273	$1,327	$1,287
	2003	$1,067	$1,082		$1,127	$1,293	$1,138

Note: Full year amounts may not foot across due to rounding.

(1)	Quarterly drivers in the Lodging segment include Ramada International, Wyndham Hotels and Resorts and Baymont Inn & Suites, which we acquired in December 2004, October 2005 and April 2006, respectively. Therefore, the operating statistics are not presented on a comparable basis.

(2)	Vacation Rental Transactions for second quarter 2005 was previously reported as 309,000 transactions in our Form 10-Q filed on August 18, 2006.

(3)	Average Price Per Vacation Rental, gross, before net rental fees paid to property owners. Our commission rate on vacation rental transactions ranges from approximately 25% to 50% of the gross rent charged.

(4)	Average Price Per Vacation Rental for second quarter 2005 was previously reported as $683.38 in our Form 10-Q filed on August 18, 2006.

(5)	Gross Vacation Ownership Interest Sales for second quarter 2005 and second quarter 2006 were previously reported as $321 million and $390 million, respectively, in our Form 10-Q filed on August 18, 2006. These values excluded tele-sales upgrades.

Table 3

Wyndham Worldwide Corporation
OPERATING STATISTICS
GLOSSARY OF TERMS
Lodging
Weighted Average Rooms Available: Represents the weighted average number of hotel rooms available for rental for the period at lodging properties.
RevPAR: Represents revenue per available room and is calculated by multiplying the percentage of available rooms occupied for the period by the average rate charged for renting a lodging room for one day.
Number of Properties: Represents the number of lodging properties operated under franchise and management agreements at the end of the period.
Vacation Exchange and Rental
Average Number of Members: Represents members in our vacation exchange programs who pay annual membership dues. For additional fees, such participants are entitled to exchange intervals for intervals at other properties affiliated with our vacation exchange business. In addition, certain participants may exchange intervals for other leisure-related products and services.
Annual Dues and Exchange Revenue Per Member: Represents total revenues from annual membership dues and exchange fees generated for the period divided by the average number of vacation exchange members during the year.
Vacation Rental Transactions: Represents the gross number of transactions that are generated in connection with customers booking their vacation rental stays through us. In our European vacation rental businesses, one rental transaction is recorded each time a standard one-week rental is booked; however, in the United States, one rental transaction is recorded each time a vacation rental stay is booked, regardless of whether it is less than or more than one week.
Average Price Per Vacation Rental: Represents the gross rental price generated from renting vacation properties to customers, before net rental fees paid to cottage owners, divided by the number of rental transactions.
Vacation Ownership
Gross Vacation Ownership Interest Sales: Represents gross sales of vacation ownership interests (including tele-sales upgrades, which is a component of upgrade sales) before deferred sales and loan loss provisions.
Tours: Represents the number of tours taken by guests in our efforts to sell vacation ownership interests.
Volume per Guest (VPG): Represents revenue per guest and is calculated by dividing the gross vacation ownership interest sales, excluding tele-sales upgrades, which is a component of upgrade sales, by the number of tours.

Table 4
Wyndham Worldwide Corporation
SCHEDULE OF DEBT
(In millions)

	September 30,	June 30,	March 31,	December 31,
	2006	2006	2006	2005
Securitized vacation ownership debt (a)	$1,338	$1,228	$1,167	$1,135
Less: Current portion of securitized vacation ownership debt	213	210	184	154

Long-term securitized vacation ownership debt	$1,125	$1,018	$983	$981

Debt:
Revolving credit facility (due July 2011) (b)	$150	$—	$—	$—
Interim loan facility (due July 2007)	350	—	—	—
Term loan (due July 2011)	300	—	—	—
Vacation ownership asset-linked facility (c)	—	600	575	550
Bank borrowings:
Vacation ownership	113	111	104	113
Vacation rental	70	70	66	68
Vacation rental capital leases	144	145	141	139
Other	37	35	35	37

Total debt	1,164	961	921	907
Less: Current portion of debt	143	207	196	201

Long-term debt	$1,021	$754	$725	$706

(a)	This debt is collateralized by $1,718 million, $1,624 million, $1,556 million and $1,515 million of underlying vacation ownership contract receivables and related assets at September 30, 2006, June 30, 2006, March 31, 2006 and December 31, 2005, respectively.

(b)	The Company’s revolving credit facility has a borrowing capacity of $900 million. In addition to the outstanding borrowings under this facility, the Company has $30 million of outstanding letters of credit and a remaining borrowing capacity of $720 million.

(c)	The Company provided $600 million to its former parent, Cendant (now Avis Budget Group, Inc.) to repay this facility in July 2006.